Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Titan Pharmaceuticals, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	2,492,424	$0.41	$1,021,893.84	0.0001476	$150.83
Total Offering Amounts				–	$1,021,893.84	–	$150.83
Total Fee Offsets				–	–	–	–
Net Fee Due				–	–	–	$150.83

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued pursuant to the anti-dilution adjustment provisions of the Titan Pharmaceuticals, Inc. 2014 Incentive Plan (the “2014 Plan”) and the Titan Pharmaceuticals, Inc. 2015 Omnibus Equity Incentive Plan (the “2015 Plan”).

This registration statement on Form S-8 is being filed to register an additional 2,492,424 shares of Common Stock under the 2015 Plan, as amended effective as of June 29, 2023 (the “Amended 2015 Plan”).

(2)	Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price, per share and in the aggregate, were determined upon the basis of the average of the high and low prices of our Common Stock, reported on the NASDAQ Capital Market on October 20, 2023, in accordance with Rule 457(c) under the Securities Act.